NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Third Quarter Results

Spartanburg, South Carolina, October 18, 2007...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces for the third quarter of 2007, net earnings of $2,260,000, or $.36 per share, an increase of 11% from a year earlier before an after tax gain of $378,000, or $.06 per share from the sale of property included in the third quarter of 2006.  Sales in the quarter were robust with an increase of 32% to $51,515,000.  The Company generated net earnings of $8,980,000, or $1.42 per share for the first 9 months of 2007, a 112% increase before the 2006 gain from property sale, on a 25% sales increase to $139,854,000. Including the gain from property sale, net earnings were down 6% for the quarter and up 95% for the first 9 months.

Specialty Chemicals Segment

The Specialty Chemicals Segment achieved increases in sales and operating income of 18% and 71% in the third quarter of 2007 compared to the third quarter of 2006. For the first 9 months of 2007, the Segment experienced an increase in sales of 2% and operating income was up slightly over the same period last year. The majority of the increases in third quarter revenues and profits came from contract manufacturing. In addition, the Segment’s basic manufacturing operations performed well for the quarter resulting from a much improved demand for most of the Segment’s products. The new line of fire retardant products continued to show progress but remain below expected levels. The combination of poor consumer demand for mattresses reflecting the decline in the housing industry, coupled with some mattress manufacturers utilizing fiber solutions with inherent fire retardant properties instead of chemical treatment to comply with the fire retardant regulations have led to the slow sales growth.

Metals Segment

The Metals Segment achieved outstanding sales increases of 39% and 37% for the third quarter and first 9 months of 2007, respectively, from the same periods a year earlier. The increases resulted from a 70% and 65% increase in average selling prices for the quarter and 9 months, respectively, partially offset by a 19% and 17% decline in unit volumes, respectively, compared to the same periods last year. Operating income increased 5% in the third quarter and 115% for the first 9 months of 2007 compared to the same periods last year. The decrease in unit volumes during the third quarter resulted from a 41% decline in pipe sales partially offset by much higher piping systems unit volume compared to a year earlier. The big unit volume decrease in pipe sales resulted primarily from significant declines in stainless steel surcharges in August, September and October which caused distributors to delay purchases as much as possible to get the lower prices. There also was evidence of somewhat weaker end use demand for commodity pipe as the third quarter progressed. The unit volume decline in the nine months was also the result of lower pipe sales partially offset by higher piping systems sales. The huge increases in average selling prices in the three and nine months resulted partly from higher stainless steel surcharges in 2007 compared to 2006. Importantly, also contributing to the increase was accomplishing our objective of expanding into markets that require larger pipe sizes, higher-priced alloys, larger proportions of non-commodity products, and products fabricated by piping systems’ operations, allowing us to be less dependent on commodity pipe sales. The change in product mix includes the successful development of business from LNG, waste water and water treatment, biofuels and electric utility scrubber projects. Many of the products produced for these markets are subject to more stringent specifications including 100% x-ray of the weld seams. In addition, some of these non-commodity products are made from expensive alloys and are more difficult to produce.

Accordingly, their cost and sales price are much higher than commodity products. Increased sales of these products led to improved operating income in the quarter and nine months despite the unusually weak commodity pipe results in the latest quarter. Profits resulting from higher stainless steel prices including surcharges made a significant contribution to the increase in operating income in the nine months but only a modest contribution in the quarter compared to comparable periods last year. Piping systems continued to experience the favorable impact of its strong backlog as operating income more than tripled in both the third quarter and nine months of 2007 compared to a year earlier. Piping systems’ backlog continued to grow, reaching another record level of $66,800,000 at the end of the third quarter of 2007 compared to $34,200,000 at the end of the third quarter of 2006.

Other Items

The increase in unallocated corporate expense in the third quarter and first 9 months of 2007 compared to the same periods last year came primarily from an increase in profit-based incentives for management. The Company completed the relocation of Organic Pigments’ operations from Greensboro, NC to Spartanburg in the first quarter of 2006. A $213,000 loss was recorded for the move in the first quarter of 2006. The Greensboro plant was sold in August of 2006 for a sales price of $811,000 and a pre-tax gain of $596,000 was recorded in the third quarter of 2006.

Outlook

Demand during the third quarter of 2007 for many of the Specialty Chemicals Segment’s products continued the improvement experienced over the last half of the second quarter as market conditions continue to be favorable, and the Segment is experiencing positive results from several new products developed earlier this year. In addition, management is anticipating the continuation of orders in the fourth quarter that began in the third quarter from a significant contract customer after experiencing lower than normal activity in the first 6 months. Management continues to believe that we have a low-cost fire retardant product line and with the price of inherent fire retardant fibers escalating, chemical solutions should become more attractive; however, revenues are growing at a slower rate than originally expected. All of these factors provide the opportunity for the Segment to improve profits in the fourth quarter of 2007 over the fourth quarter of 2006, and provide positive momentum into the first half of 2008.

The significant decline in nickel prices that led to lower surcharges on stainless steel in the third quarter of 2007 ended, at least temporarily, as nickel prices have increased more than 20% from the lows in mid August. Stainless steel surcharges, which are determined 2 months in advance of when they become effective, increased in November from the lows in October and based on current nickel prices will increase again in December. Although the volatility of nickel prices over the past few months continues to negatively impact commodity pipe sales, the recent price increases should improve distributor demand before the end of the year. However, the volatility of nickel prices makes it impossible to know whether the positive trend in surcharges will continue. These factors add uncertainty to the performance of commodity pipe during the fourth quarter of 2007. The favorable experience realized by our non-commodity business in the third quarter leads us to believe that the negative impact on profitability from commodity pipe will be mitigated because of our significant project business, larger diameter and higher-priced alloy pipe business, most of which are subject to fixed pricing. Piping systems’ record backlog, of which management expects about 80% to be completed over the next 12 months, should continue to provide a much higher level of sales and profits for piping systems in the fourth quarter of 2007 compared to the same period last year. Management continues to be optimistic about the piping systems business due to the large dollar amount of projects we expect to bid during future months. With over 90% of the backlog coming from energy and water and wastewater treatment projects, management is confident that it has positioned the Metals Segment to benefit from the long-term growth of these areas.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this press release.
Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sep 29, 2007	Sep 30, 2006	Sep 29, 2007	Sep 30, 2006

Net sales
Specialty Chemicals Segment	$14,982,000	$12,725,000	$39,045,000	$38,158,000
Metals Segment	36,533,000	26,372,000	100,809,000	73,831,000
	$51,515,000	$39,097,000	$139,854,000	$111,989,000
Operating income
Specialty Chemicals Segment	$1,106,000	$647,000	$2,239,000	$2,235,000
Metals Segment	3,477,000	3,308,000	14,451,000	6,720,000
	4,583,000	3,955,000	16,690,000	8,955,000
Unallocated expenses
Corporate	648,000	556,000	2,109,000	1,545,000
Plant relocation costs	-	-	-	213,000
Gain from sale of plant & property	-	(596,000)	-	(596,000)
Interest and debt expense	364,000	183,000	835,000	529,000
Other (income) expense	-	-	(2,000)	(1,000)

Income before income taxes	3,571,000	3,812,000	13,748,000	7,265,000

Provision for income taxes	1,311,000	1,403,000	4,768,000	2,660,000

Net income	$2,260,000	$2,409,000	$8,980,000	$4,605,000

Net income
Per basic common share	$.36	$.39	$1.45	$.75

Per diluted common share	$.36	$.39	$1.42	$.74

Average shares outstanding
Basic	6,236,263	6,127,077	6,203,083	6,119,582
Diluted	6,347,252	6,243,028	6,315,774	6,231,260

Backlog-Piping Systems & Process Equipment			$66,800,000	$34,200,000

Balance Sheet	Sep 29, 2007	Dec 30, 2006
Assets
Cash and sundry current assets	$2,987,000	$2,122,000
Accounts receivable, net	26,737,000	22,429,000
Inventories	46,062,000	41,545,000
Total current assets	75,786,000	66,096,000
Property, plant and equipment, net	20,188,000	18,952,000
Other assets	4,297,000	4,309,000
Total assets	$100,271,000	$89,357,000

Liabilities and shareholders' equity
Current portion of log term debt	$467,000	$467,000
Accounts payable	12,697,000	11,776,000
Accrued expenses	8,815,000	7,469,000
Total current liabilities	21,979,000	19,712,000
Long-term debt	17,771,000	17,731,000
Other long-term liabilities	3,572,000	4,787,000
Shareholders' equity	56,949,000	47,127,000
Total liabilities & shareholders' equity	$100,271,000	$89,357,000